EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement on Form F-3 and related prospectus of NICE-Systems Ltd. (the ‘‘Company’’) for the registration of 5,175,000 American Depositary Shares representing its ordinary shares and to the incorporation by reference therein of our report dated June 12, 2007, with respect to the consolidated financial statements of the Company, the Company’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel September 18, 2007	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global